Exhibit 10.3
CSS INDUSTRIES, INC.
FY2009 Management Incentive Program Criteria
BOC Design Group
These FY2009 Management Incentive Program Criteria has been approved by the Human Resources Committee (the “Committee”) of the Board of Directors of CSS Industries, Inc. (“CSS”) in connection with the CSS Industries, Inc. Management Incentive Program (the “Program”). All defined terms used herein and not otherwise defined shall have the respective meanings set forth in the Program. These FY2009 Management Incentive Program Criteria are not intended in any way to alter, modify or supercede the terms of the Program, and reference should be made to such Program for a full description of the terms of the Program.
For CSS’ fiscal year ending March 31, 2009, these FY2009 Management Incentive Program Criteria shall apply solely to eligible Participants who are employed by CSS’ BOC Design Group, which is comprised of Berwick Offray LLC (including its subsidiary Lion Ribbon Company, Inc.) and Cleo Inc (collectively, the “Company”).
Notwithstanding any provision in this document or otherwise to the contrary, the Committee, in its sole discretion, reserves the right (a) to determine the eligibility requirements for participation in the Program; (b) to determine whether an employee satisfies the eligibility requirements for participation in the Program; (c) to award an Award, if any, to a Participant under the Program; (d) to deny payment of an Award to a Participant otherwise eligible under the terms of the Program or this document; (e) to make an Award, if any, to a Participant in a greater or lesser amount than provided for in the Program or this document; and/or (f) to make an Award, if any, in a manner or on a schedule other than as provided for in the Program or this document.
Participants
The Company’s employees eligible to be Participants under the Program are limited to the Company’s full-time employees having one or more of the job titles listed on Exhibit “A” attached hereto, which list may be modified from time to time, and at any time, at the sole discretion of the Committee upon the recommendation by the Company’s President. Notwithstanding any provision in this document or otherwise to the contrary, the Committee, in its sole discretion, reserves the right to change or modify the eligibility requirements for participation in the Program at any time and from time to time, and to determine whether an employee satisfies the eligibility requirements for participation in the Program. Any new or existing Company employee who becomes eligible for the first time to participate in the Program may, at the Company President’s sole discretion, be eligible to receive a bonus payment, if any, prorated for the months he or she is eligible to receive an Award under the Program; provided, however, that Committee approval shall be required for any Award under the Program to any newly eligible Company employee who is an executive officer of CSS or who has an annual base salary in excess of $200,000.

Participant Performance Criteria
For the Company’s fiscal year ending March 31, 2009, each Participant is eligible to receive an Award calculated using a base amount equal to such Participant’s Target Index Amount (as such term is defined below). Unless otherwise determined by the Committee, in its sole discretion, the Award is divided into two parts: (a) a part entirely contingent upon the achievement by the Company of at least a minimum level of OI (as such term is defined below), as determined by the Committee in its sole discretion, and (b) a part entirely contingent upon the achievement by CSS of at least a minimum level of earnings per share (“EPS”) of CSS’ common stock, as determined by the Committee in its sole discretion. If a minimum level for a part is not achieved, no Award for that part will be paid. For purposes of the Program, “OI” is defined as the Company’s operating income for the Company’s fiscal year ending March 31, 2009, as adjusted based upon any permitted adjustments to, or exclusions from, the determination of OI as determined by the Committee, in its sole discretion, at the time that these FY2009 Management Incentive Program Criteria are approved by the Committee. Unless otherwise set forth herein or determined by the Committee, in its sole discretion, a Participant’s potential Award under the Program is allocated based upon the following three components, with the following respective percentages:

Company Component — Company OI Component	50%
Company Component — Company Individual Objective Component	20%
CSS Component — Earnings Per Share	30%
For the Company’s President, however, such individual’s potential Award under the Program is allocated based upon the following two components, with the following respective percentages:

Company Component — Company OI Component	60%
CSS Component — Earnings Per Share	40%
Target Index Amount
The “Target Index Amount” for each Participant is determined by multiplying (i) the Participant’s guideline percentage (based upon the Participant’s position and determined at the sole discretion of the Committee or, if not specifically determined by the Committee, at the sole discretion of the Company’s President) by (ii) the Participant’s base salary effective as of the later of April 1, 2008 or the date upon which such Participant becomes eligible to participate in the Program, as determined at the sole discretion of the Committee or, if not specifically determined by the Committee, at the sole discretion of the Company’s President.
Example: a Participant has a base salary of $40,000 effective as of April 1, 2008 and has a guideline percentage of 15%.

Guideline		Base Salary		Target Index
Percentage	*	as of 4/1/07	=	Amount
15%	*	$40,000	=	$6,000
A Participant who changes job positions during the Fiscal Year (i.e., moves to a higher or lower job level that is an eligible position under the Program) will be eligible to receive an Award that is based upon the employee’s annual salary and level in effect as of April 1, 2008, plus or minus any pro rata adjustment that is effective with the change in position.
Each Participant’s Target Index Amount is not a guarantee that the applicable Participant will receive such Target Index Amount, or any Award. If awarded, the amount of any Award is subject to adjustment from the Target Index Amount based upon, among other factors, the actual financial results of CSS and the Company, and the level of achievement of a Participant’s individual objectives. For example, if a Participant’s performance is unsatisfactory, but either CSS or the Company has favorable fiscal year financial results, then the Committee may determine, in its sole discretion, not to pay any Award to the unsatisfactory performer.

Allocation of Target Index Amount
In determining the amount of the Award, the Target Index Amount is allocated as follows: (a) 70% is entirely contingent upon the achievement by the Company of at least a minimum level of OI, as determined by the Committee in its sole discretion (the “Company Component”), and (b) 30% is entirely contingent upon the achievement by CSS of at least a minimum level of EPS, as determined by the Committee in its sole discretion (the “CSS Component”). For the Company’s President, however, such individual’s Target Index Amount is allocated as follows: (a) the Company Component is 60% and (b) the CSS Component is 40%. If a minimum level for a part is not achieved, no portion of the Target Index Amount allocated to that part will be paid.
Company Component
The Company Component consists of (i) a portion (the “Company OI Component”) based upon the actual OI compared to targeted OI and (ii) a portion (the “Company Individual Objective Component”) based upon both the actual OI compared to targeted OI and the applicable Participant’s achievement of his or her performance goals.
(i) Company OI Component
If the Company achieves at least a minimum level of OI, as determined by the Committee in its sole discretion (the “Company OI Component Minimum Level”), then the Participant is eligible to receive the Company OI Component. The computation of the Company OI Component is set forth on Exhibit “B” attached hereto.
(ii) Company Individual Objective Component
If the Company achieves at least a minimum level of OI, as determined by the Committee in its sole discretion (the “Company Individual Objective Minimum Level”), then the Participant is eligible to receive the Company Individual Objective Component. The Company’s President is not eligible to receive the Company Individual Objective Component.
The computation of the Company Individual Objective Component will be based upon the actual OI compared to targeted OI, as modified by the applicable Participant’s achievement of his or her performance goals. The computation attributable to OI for the Company Individual Objective Component is set forth on Exhibit “B” attached hereto.

In addition, the computation of the Company Individual Objective Computation will be determined based upon each Participant’s achievement of his or her specific goals and objectives. Each Participant will develop with his or her supervisor specific goals and objectives to be achieved by the Participant during the Company’s fiscal year ending March 31, 2009. Such goals and objectives should be documented in a manner acceptable to the Company’s President, in his or her sole discretion, either at the beginning of the fiscal year, the date upon which the Participant becomes eligible to participate in the Program, the date upon which such Participant’s position with the Company changes, or such other date as selected by the Company’s President, in his or her sole discretion. At the end of the Company’s fiscal year ending March 31, 2009, the level of each Participant’s achievements of his or her goals and objectives will be determined by the applicable Participant’s supervisor, in his or her sole discretion up to a maximum achievement of 150%, and submitted to the Company’s President for review and approval, in his or her sole discretion. With respect to Participants who are executive officers of CSS or who have annual base salaries in excess of $200,000, the Committee, in its sole discretion, will review and approve, disapprove or modify the Company’s determination as to each such Participant’s level of achievement of his or her goals and objectives. The Program is not intended to duplicate the Company’s merit salary review process, and a Participant’s Company Individual Objective Component ratings may vary from his or her merit salary review performance rating.
Although a Participant’s achievement of his or her goals and objectives may exceed 100%, up to a maximum of 150%, the aggregate amount payable to all Company Participants attributable to the Company Individual Objective Component shall not exceed the Company’s budgeted bonus amount attributable to the Company Individual Objective Component without the prior approval of the Committee, in its sole discretion.
CSS Component
If CSS achieves at least a minimum level of EPS, as determined by the Committee in its sole discretion, then the Participant is eligible to receive the CSS Component, which will be adjusted for CSS’ actual level of EPS achievement compared to the targeted EPS. If a minimum level of EPS is not achieved, no portion of the Target Index Amount allocated to EPS will be paid. The amount, if any, attributable to the CSS Component will be adjusted based upon CSS’ actual level of EPS achievement compared to targeted EPS.

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